UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2022

Vicapsys Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-56145	91-1930691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7778 Mcginnis Ferry Rd. #270

Suwanee, GA 30024

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 891-8033

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2022, the Board of Directors (the “Board”) of Vicapsys Life Sciences, Inc. (the “Company”) accepted the resignations of John Potts and Michael Yurkowsky as members of the Board, effective immediately. The resignations were not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on September 22, 2022, the Board appointed each of Charles “Charlie” Farrahar, Dr. Colleen Delaney and Richard Rosenblum as members of the Board.

Charlie Farrahar. Mr. Farrahar, age 61, is a certified public accountant with over 30 years of managerial finance, administration, human resource, investor relations and risk management experience in the public, private and non-profit sectors. Mr. Farrahar served as the Company’s original Chief Financial Officer from its inception in 2014 through its merger with SSGI, Inc. to become a public entity. He has served as Chief Financial Officer for several small biotech startups in various stages of development and has been involved with their exits or mergers. Currently, he serves as Chief Financial Officer for Rion LLC , a privately held biotech company headquartered in Rochester, MN that licenses a platform technology from Mayo Clinic. In the late 1990s, Mr. Farrahar was Chief Financial Officer of Credit Depot Corp (Nasdaq). He was Chief Financial Officer of Medovex Corp. when it initially went public on Nasdaq in 2014 and was Chief Financial Officer of Roadie, Inc., when it was purchased by UPS in 2021.

Dr. Colleen Delaney. Dr. Delaney, age 55, is Scientific Founder and Chief Scientific Officer, Executive Vice President of Research and Development of Deverra Therapeutics, Inc., a cellular therapy company focused on development of universal donor, off-the-shelf cell therapies for patients with hematologic malignancies and other critical diseases. Additionally, Dr. Delaney is a stem cell transplant physician and an Affiliate and former Professor of the Fred Hutchinson Cancer Research Center, Clinical Research Division, where she was PI of an NIH/government funded laboratory and where she established and became the Director of the Program in Cord Blood Transplant and Cord Blood Research at the Fred Hutch/Seattle Cancer Care Alliance. Dr. Delaney’s research interests focus on the development of methods to expand the number of umbilical cord blood stem cells and to then direct these cells to further differentiate into mature blood and immune cells for clinical application. She has more than 20 years of experience in the development of cord blood derived allogeneic cell therapies from bench to bedside and is an inventor on numerous patents.

Dr. Delaney received her MSc from Oxford University and her MD from Harvard Medical School and is the recipient of numerous awards, including the prestigious Damon Runyon Foundation Clinical Investigator Award, the Dr. Ali Al-Johani Award in recognition of exemplary clinical medical care and compassion to patients and families, the Seattle Business Journal’s Leaders in Health Care Award for Outstanding Medical Research and the Seattle American Women in Science’s Award for the Scientific Advancement and Leadership in STEM.

Richard Rosenblum. Mr. Rosenblum, age 63, has served as President, Chief Financial Officer and Director of Payment Solutions Inc. since July 22, 2021. Mr. Rosenblum has also been a member of the Board of Directors of H-Cyte since February 1 2022. Mr. Rosenblum has been, since its founding in 1994, Chief Executive Officer and Principal at Harborview Capital Advisors LLC, which provided strategic advisory services in the areas of capital formation, merchant banking and management consulting. Additionally, Mr. Rosenblum has been the owner of Harborview Property Management for over 25 years, where he invests and manages domestic and international commercial real-estate, and multi-family real-estate assets. From 2008 to 2014, Mr. Rosenblum was a Director, President and Executive Chairman of Alliqua Biomedical Inc. (NASDAQ: ALQA), which developed and marketed hydrogel manufacturing technology in the wound care sector. His philanthropic and community-centered activities include being a founding board member of the Dr. David Feit Memorial Foundation, which for over 15 years raised money for the benefit and support of youth activities. Since 2018, Mr. Rosenblum has served on the Board of Directors of the Chilton Hospital Foundation. Mr. Rosenblum graduated Summa Cum Laude from SUNY Buffalo with a B.A. in Finance and Accounting.

We believe that Mr. Rosenblum’s experience as an executive of a publicly traded company and his financial experience, including in investment banking and as an investor in publicly traded companies, provide him with the attributes that make him a valuable member of the Company’s Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vicapsys Life Sciences, Inc

Date: September 28, 2022	/s/ Federico Pier
Federico Pier
Chief Executive Officer